Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Dan Jenkins (314) 674-8552 Investors: Susannah Livingston (314) 674-8914

Solutia Reports Full Year and Fourth Quarter 2008 Results

ST. LOUIS– February 17, 2009
Full Year Highlights
•	Net sales increased 14% to $2,110 million from $1,857 million in 2007, on a pro forma basis
•	Net income from continuing operations increased to $1,238 million from a net loss from continuing operations of $256 million in 2007
•	Adjusted EBITDA increased to $392 million from $305 million in 2007, on a pro forma basis
Fourth Quarter Highlights
•	Net sales decreased 13% to $429 million from $492 million in the fourth quarter of 2007
•	Diluted loss per share from continuing operations of $.18; Adjusted earnings per share of $.12
•	Adjusted EBITDA increased to $72 million from $69 million in the fourth quarter of 2007
Note: See reconciliation tables below for adjustments made to GAAP and discussion of items affecting results.

Solutia Inc. (NYSE: SOA) today reported a 14% increase in net sales and a 29% increase in Adjusted EBITDA from continuing operations for 2008, as compared to 2007 on a pro forma basis.

Full-Year 2008: Consolidated Results from Continuing Operations
Net sales for the full year 2008 were $2,110 million, an improvement of 14% over 2007 on a pro forma basis.   Average selling prices increased 10%, and were positive across all business segments for the year.  Volumes in total were basically flat, with Saflex reporting a gain of 3%, and CPFilms and Technical Specialties both down 2%.   Adjusted EBITDA margins expanded to 19% in 2008 compared to 16% on a pro forma 2007 basis, resulting from improved selling prices which more than offset higher raw material costs.  Solutia had consolidated net income from continuing operations of $1,238 million for 2008 compared to a loss of $256 million for 2007.  Solutia’s results were impacted by certain events affecting comparability (detailed below) totaling an after-tax gain of $1,154 million in 2008 and a loss of $326 million in 2007.   After consideration of these items in both periods, income was up $14 million, from $70 million in 2007 to $84 million in 2008.  Adjusted EBITDA increased to $392 million from $305 million over 2007, on a pro forma basis.
“Our achievements in 2008 were just the beginning of building Solutia into a performance material and specialty chemical company that creates value for our shareholders,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “We have transformed our portfolio to be focused on specialty materials and chemicals, improved our balance sheet and delivered strong financial results, with a 29% adjusted EBITDA improvement over pro forma 2007.  Notwithstanding these strong full-year results, we did experience a significant decline in volumes during the fourth quarter as a result of the broader downturn in the global markets.”

Fourth Quarter 2008: Consolidated Results from Continuing Operations
Solutia reported a 13% decrease in net sales and a 4% increase in Adjusted EBITDA from continuing operations for the fourth quarter of 2008, as compared to the same period in 2007.
Solutia had a consolidated loss from continuing operations of $17 million for the fourth quarter 2008 compared to a loss of $126 million for the same period in 2007.  Solutia’s results were impacted by certain events affecting comparability (detailed below) totaling an after-tax loss of $28 million in 2008 and $147 million in 2007.  After consideration of these items in both periods, income was down $10 million, from $21 million in the fourth quarter of 2007 to $11 million in the fourth quarter of 2008.  This was primarily due to higher interest and stock compensation expenses.
Consolidated EBITDA for the fourth quarter increased to $35 million from $34 million in 2007.  After taking into consideration adjustments (as detailed below in the consolidated and segment sales, EBITDA and Adjusted EBITDA table), Adjusted EBITDA increased to $72 million from $69 million.
“The sharp downturn in the global markets in the fourth quarter led to a dramatic reduction in demand,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “We believe this weaker demand environment will continue well into 2009 and we have implemented a comprehensive plan that will position us to generate positive cash flow in these challenging times while at the same time preserving our long-term strategy.  We have taken immediate actions to aggressively reduce costs, working capital and capital expenditures in response to the sharp decline in our markets. Certain of these actions benefitted our fourth quarter results, and allowed us to generate higher adjusted EBITDA than the prior year, despite lower volumes.”

Fourth Quarter 2008 Segment Data
Saflex® Segment
    Saflex’s fourth quarter 2008 net sales were $188 million, down $8 million or 4% from the same period of 2007.   EBITDA decreased $4 million to $23 million for the fourth quarter of 2008 compared to the prior year period.  EBITDA for this business was adversely affected by restructuring charges of $10 million in 2008 related to the closure of the Trenton, Michigan, plastic interlayer manufacturing line, and charges of $2 million in 2007 associated with severance and retraining costs.  After consideration of these charges in both periods, Adjusted EBITDA increased to $33 million for the fourth quarter of 2008 compared to $29 million in the prior year period, primarily due to improved selling prices and lower manufacturing and SG&A costs which more than offset higher raw material costs and production and sales volume declines in comparison to the prior year period.

CPFilms® Segment
    CPFilms’ fourth quarter 2008 net sales were $40 million, down $10 million or 20% from the same period in 2007.  EBITDA decreased $9 million to a loss of $1 million for the fourth quarter of 2008, compared to the prior year period.   After consideration of a $3 million non-cash charge associated with the write-down of certain intangible assets, Adjusted EBITDA decreased by $6 million to $2 million, primarily driven by lower volumes.

Technical Specialties Segment
    Technical Specialties’ net sales for fourth quarter 2008 of $194 million decreased by $43 million or 18% compared to prior year period.  EBITDA increased $5 million to $27 million during the fourth quarter 2008 compared to the prior year period.  EBITDA for this business was adversely affected in 2008 by restructuring and other charges of $16 million primarily related to the closure of the Ruabon, Wales, facility and, in 2007, $25 million associated with the impairment of certain rubber chemicals fixed assets.  After consideration of these charges in both periods, Adjusted EBITDA decreased $4 million from $46 million in 2007 to $42 million in 2008 primarily due to lower volumes and higher raw material costs, partially offset by improved selling prices.

Unallocated and Other
    Unallocated and other expenses decreased $9 million to $14 million during the fourth quarter 2008 compared to the prior year period.  After taking into consideration adjustments in both periods (as detailed below in the consolidated and segment sales, EBITDA and Adjusted EBITDA table), unallocated and other expenses decreased $9 million to $6 million compared to the fourth quarter 2007, primarily due to cost reduction actions and currency gains.

Discontinued Operations - Integrated Nylon Segment
    As stated previously, effective with the third quarter of 2008, Solutia reported results from its Integrated Nylon segment as discontinued operations.   In the fourth quarter, the loss from discontinued operations increased $579 million to a net loss of $598 million, in comparison to the same period in 2007.   The fourth quarter results for 2008 were negatively impacted by a non-cash impairment and other restructuring charges of approximately $470 million.  The $461 million impairment charge was taken to adjust the book value of the Nylon business to its estimated fair value as of the end of 2008.  Selling prices for this business improved in the fourth quarter over the same period in 2007, however, these increases were more than offset by a significant reduction in demand and higher raw material costs   Despite this difficult environment, cash provided by discontinued operations was $17 million in the fourth quarter, as a reduction in working capital more than offset the operating losses of the business.
    “The strategic alternatives process for our Nylon business remains active and we currently anticipate announcing a disposition of these assets by the end of the first quarter 2009,” added Quinn.

Other Items
For the fourth quarter the company reduced net debt by $2 million to $1,364 million and had liquidity of $225 million.   Due to the aggressive working capital reductions taken in the Nylon business in December, effective mid-January the borrowing base under the company’s revolving credit loan reduced to $370 million, or $80 million below the $450 million facility size.   Taking into account the reduced borrowing base, the company’s liquidity at year-end, on a pro-forma basis, was $145 million.   Cash provided by operations before reorganization activities for the quarter was $31 million compared to $21 million for the same period for 2007.  For the twelve months ended December 31, 2008, cash from operations was $140 million compared to a use of $16 million in 2007.  The year-over-year improvement in cash from operations was primarily attributed to higher earnings and lower funding of pension and other postretirement benefit plans.

Outlook
The company expects 2009 to be a challenging year as demand continues to be pressured as a result of the global economic environment.  The company has identified additional cost saving opportunities which will be implemented throughout 2009 to further mitigate the sales impact from the current economic environment.  Based on these actions, and in spite of the lower expected volumes, the company expects to be able to experience modest margin expansion over 2008 actual results and is targeting Adjusted EBITDA for 2009 to be in the range of $325 million to $350 million.  Further, the company expects to generate cash from operations less capital spending in 2009 in the range of $25 million to $75 million.
       “We are confident that our ongoing restructuring activities and focus on cash generation will position Solutia well when demand returns,” added Quinn.

Fourth Quarter Conference Call
The company will hold a conference call at 9 a.m. Central Time (10 a.m. Eastern Time) on Wednesday, February 18, 2009, during which Solutia executives will elaborate upon the company's fourth quarter 2008 financial results.
A live webcast of the conference call and slides will be available through the Investors section of www.solutia.com.  The phone number for the call is 888.713.4199 (U.S.) or 617.213.4861 (International), and the pass code is 99095632.  Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at https://www.theconferencingservice.com/prereg/key.process?key=PEKLYKDK4.   Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.  A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888  (International) and entering the pass code 99631894.

The table below is provided to assist the reader with comparability between the fourth quarter 2008 and the fourth quarter 2007 by providing consolidated and segment sales, EBITDA(1) and Adjusted EBITDA (3).

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(3) three months ended December 2008 and 2007

	Three Months Ended December 31
From Continuing Operations (in millions)	2008	Adjust- ments(2)	2008 As Adjusted	2007	Adjust- ments(2)	2007 As Adjusted	% change
Net Sales
Saflex	$188		$188	$196		$196	-4%
CPFilms	40		40	50		50	-20%
Technical Specialties	194		194	237		237	-18%
Unallocated and Other	7		7	9		9	-22%
Total	$429		$429	$492		$492	-13%

EBITDA(1)
Saflex	$23	$10	$33	$27	$2	$29	14%
CPFilms	(1)	3	2	8	-	8	-75%
Technical Specialties	27	16	43	22	25	47	-9%
Unallocated and Other	(14)	8	(6)	(23)	8	(15)	60%
Total	$35	$37	$72	$34	$35	$69	4%

(1) EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization, and reorganization items, net.  Foreign currency gains/losses are included in Unallocated and Other.

(2) Adjustments include Events Affecting Comparability (see table below), cost overhang associated with the expected sale of our Integrated Nylon business, and non-cash stock compensation expense
(3) Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined above)

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(3) twelve months ended December 2008 and 2007

	Twelve Months Ended December 31
From Continuing Operations (in millions)	2008	Adjust- ments(2)	2008 As Adjusted	2007	Adjust- ments(2)	2007 As Adjusted	2007 Flexsys(4)	2007 Adjusted Proforma	% change
Net Sales
Saflex	$822		$822	$727		$727		$727	13%
CPFilms	236		236	234		234		234	1%
Technical Specialties	1,015		1,015	646		646	214	860	18%
Unallocated and Other	37		37	36		36		36	3%
Total	$2,110		$2,110	$1,643		$1,643	$214	$1,857	14%

EBITDA(1)
Saflex	$94	$47	$141	$111	$2	$113		$113	25%
CPFilms	42	13	55	58	-	58		58	-5%
Technical Specialties	192	43	235	94	30	124	48	172	37%
Unallocated and Other	(47)	8	(39)	(33)	7	(26)	(12)	(38)	-3%
Total	$281	$111	$392	$230	$39	$269	$36	$305	29%

(1) EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization, and reorganization items, net. Foreign currency gains/losses are included in Unallocated and Other.
(2) Adjustments include Events Affecting Comparability (see table below), cost overhang associated with the expected sale of our Integrated Nylon business, and non-cash stock compensation expense
(3) Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined above)
(4) Flexsys was acquired by us on May 1, 2007. Proforma presentation assumes 100% ownership throughout 2007.

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain pro forma and other financial measures such as EBITDA (defined as earning before interest expense, income taxes, depreciation and amortization and reorganization items, net) and Adjusted EBITDA (to include EBITDA and exclude gains and losses, cost overhang associated with the expected sale of our Integrated Nylon business, and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

	Successor	Predecessor	Successor	Predecessor	Combined	Predecessor
(dollars in millions)	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	Ten Months Ended December 31, 2008	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007
Income (Loss) from Continuing Operations	$(17)	$(126)	$(14)	$1,252	$1,238	$(256)
Plus:
Income Tax Expense	(4)	(7)	13	214	227	17
Interest Expense	31	36	132	17	149	112
Depreciation and Amortization	25	18	89	11	100	59
Events affecting comparability, pre-tax:
Reorganization items	-	113	-	(1,433)	(1,433)	298
Other items (see below)	30	32	95	(2)	93	27
Non-cash Stock Compensation Expense	5	-	11	-	11	-
Nylon Cost Overhang	2	3	6	1	7	12
Adjusted EBITDA from Continuing Operations	$72	$69	$332	$60	$392	$269

Reconciliation of Income (Loss) from Continuing Operations to Income from Continuing Operations before Events Affecting Comparability

	Successor	Predecessor	Successor	Predecessor	Combined	Predecessor
(dollars in millions)	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	Ten Months Ended December 31, 2008	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007
Income (Loss) from Continuing Operations	$(17)	$(126)	$(14)	$1,252	$1,238	$(256)

Plus:
Events affecting comparability, pre-tax:
Reorganization items	-	113	-	(1,433)	(1,433)	298
Interest expense items	-	6	1	-	1	8
Other items (see below)	30	32	95	(2)	93	27
Events affecting comparability, income tax impact	(2)	(4)	(17)	202	185	(7)
Income from Continuing Operations before events affecting comparability	$11	$21	$65	$19	$84	$70

Summary of Events Affecting Comparability

In 2008, (Gains) and Charges affecting comparability, pre-tax other items including interest are as follows:

Three Months Ended June 30, 2008	Three Months Ended September 30, 2008	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2008	(dollars in millions)
$44	$-	$-	$67	Charge resulting from the step-up in basis of our inventory in accordance with fresh-start accounting
6	1	13	20	Charges related to the closure of the Ruabon, Wales Facility net of related gain for termination of a natural gas purchase contract
-	-	10	10	Charges related to the announced closure of the SAFLEX® production line at the Trenton, Michigan Facility
-	-	3	3	Impairment of fixed assets in the Rubber Chemicals business
-	-	3	3	Write-down of indefinite-lived intangible assets in the CPFilms segment in accordance with SFAS No. 142
-	-	-	(3)	Gain resulting from settlements of legacy insurance policies with insolvent insurance carriers
(3)	(3)	-	(6)	Gain resulting from surplus land sales
-	1	1	2	Charge for restructuring relocation of Plastic Products manufacturing to Romania
(4)	-	-	(3)	Gain resulting from settlement of emergence related incentive and professional fee accruals and charge for other severance and retraining costs
$43	$(1)	$30	$93	Other Items
-	1	-	1	Unamortized debt issuance costs associated with the repayment of the Bridge
$43	$-	$30	$94	Other Items including interest

In 2007, (Gains) and Charges affecting comparability, pre-tax other items including interest are as follows:

		Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007	(dollars in millions)
		$25	$25	Impairment of fixed assets in the Rubber Chemicals business
		5	5	Net pension plan settlements
		-	4	Charge for restructuring resulting from the termination of a third-party agreement in the third quarter at one of our facilities
		2	4	Charge for restructuring related principally to severance and retraining costs
		-	(21)	Gain on settlement, net of legal expenses
		-	7	Charge to record the write-off of debt issuance costs and to record the DIP facility modification
		-	3	Charge resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting
		$32	$27	Other Items
		6	8	Charge resulting from recognition of interest expense on claims recognized as allowed claims through settlement approved by the Bankruptcy Court
		$38	$35	Other Items including interest

Adjusted Earning Per Share – Reconciliation of Non-US GAAP Measure

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
(in $ millions, except per share data)	June 30, 2008	September 30, 2008	December 31, 2008
Income (Loss) from continuing operations before tax	$(4)	$40	$(21)
Non-GAAP Adjustments - Other charges and adjustments (1)	43	-	30
Adjusted earnings from continuing operations before tax	39	40	9
Income tax provision on adjusted earnings	(15)	(17)	2
Adjusted earnings for adjusted EPS	$24	$23	$11

Diluted Shares (millions)
Weighted average shares outstanding	59.81	76.02	93.06
Assumed conversion of Preferred Shares	0.00	0.00	0.00
Assumed conversion of Restricted Stock	0.00	0.00	0.00
Assumed conversion of Stock Options	0.00	0.00	0.00
Total Diluted Shares	59.81	76.02	93.06
Adjusted EPS	0.40	0.30	0.12

(1) See Reconciliation table of Other Items including Interest

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)

	Successor	Predecessor
	Ten Months Ended	Two Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006
Net Sales	$1,775	$335	$1,643	$1,064
Cost of goods sold	1,411	242	1,263	796
Gross Profit	364	93	380	268
Selling, general and administrative expenses	244	42	221	184
Research, development and other operating expenses, net	9	3	24	20
Operating Income	111	48	135	64
Equity earnings from affiliates	--	--	12	38
Interest expense (a)	(132)	(17)	(112)	(77)
Other income, net	20	2	31	12
Loss on debt modification	--	--	(7)	(8)
Reorganization items, net	--	1,433	(298)	(71)
Income (Loss) from Continuing Operations Before Income Tax	(1)
Expense		1,466	(239)	(42)
Income tax expense	13	214	17	18
Income (Loss) from Continuing Operations	(14)	1,252	(256)	(60)
Income (Loss) from Discontinued Operations, net of tax	(654)	202	48	62
Net Income (Loss)	$(668)	$1,454	$(208)	$2

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations	$(0.19)	$11.98	$(2.45)	$(0.57)
Income (Loss) from Discontinued Operations	(8.75)	1.93	0.46	0.59
Net Income (Loss)	$(8.94)	$13.91	$(1.99)	$0.02

(a)	Predecessor excludes unrecorded contractual interest expense of $5 in the two months ended February 29, 2008 and $32 in the years ended December 31, 2007 and 2006.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor	Predecessor
	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2008	2007
Net Sales	$429	$492
Cost of goods sold	346	404
Gross Profit	83	88
Selling, general and administrative expenses	79	66
Research, development and other operating expenses, net	5	7
Operating Income (Loss)	(1)	15
Equity earnings from affiliates	--	--
Interest expense (a)	(31)	(36)
Other income, net	11	1
Loss on debt modification	--	--
Reorganization items, net	--	(113)
Loss from Continuing Operations Before Income Tax	(21)
Expense		(133)
Income tax benefit	(4)	(7)
Loss from Continuing Operations	(17)	(126)
Loss from Discontinued Operations, net of tax	(598)	(19)
Net Loss	$(615)	$(145)

Basic and Diluted Loss per Share:
Loss from Continuing Operations	$(0.18)	$(1.21)
Income (Loss) from Discontinued Operations	(6.43)	(0.18)
Net Loss	$(6.61)	$(1.39)

(a)	Predecessor excludes unrecorded contractual interest expense of $8 in the three months ended December 31, 2007.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)

	Successor	Predecessor
	As of December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$32	$173
Trade receivables, net of allowances of $0 in 2008 and $2 in 2007	227	293
Miscellaneous receivables	110	114
Inventories	341	268
Prepaid expenses and other assets	85	43
Assets of discontinued operations	490	808
Total Current Assets	1,285	1,699
Property, Plant and Equipment, net of accumulated depreciation of $56 in 2008 and $1,102 in 2007	952	619
Goodwill	511	149
Identified Intangible Assets, net	823	57
Other Assets	163	116
Total Assets	$3,734	$2,640

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$170	$180
Accrued liabilities	259	239
Short-term debt, including current portion of long-term debt	37	982
Liabilities of discontinued operations	221	294
Total Current Liabilities	687	1,695
Long-Term Debt	1,359	359
Postretirement Liabilities	546	80
Environmental Remediation Liabilities	279	56
Deferred Tax Liabilities	202	45
Other Liabilities	140	78
Liabilities Subject to Compromise	--	1,922

Commitments and Contingencies (Note 16)

Shareholders’ Equity (Deficit):
Successor common stock at $0.01 par value; (500,000,000 shares authorized, 94,392,772 shares issued in 2008)	1	--
Predecessor common stock at $0.01 par value; (600,000,000 shares authorized, 118,400,635 shares issued in 2007)	--	1
Additional contributed capital	1,474	56
Predecessor stock held in treasury, at cost (13,941,057 shares in 2007)	--	(251)
Predecessor net deficiency of assets at spinoff	--	(113)
Accumulated other comprehensive loss	(286)	(46)
Accumulated deficit	(668)	(1,242)
Total Shareholders’ Equity (Deficit)	521	(1,595)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,734	$2,640

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)

	Successor	Predecessor
	Ten Months Ended	Two Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income (loss)	$(668)	$1,454	$(208)	$2
Adjustments to reconcile to Cash From Continuing Operations:
(Income) Loss from discontinued operations, net of tax	654	(202)	(48)	(62)
Depreciation and amortization	89	11	59	46
Revaluation of assets and liabilities, net of tax	--	(1,383)	--	--
Discharge of claims and liabilities, net of tax	--	100	--	--
Other reorganization items, net	--	52	298	71
Pension obligation related expense less than contributions	(44)	(21)	(138)	(175)
Other postretirement benefit obligation related expense less than contributions	(13)	(6)	(39)	(48)
Deferred income taxes	(21)	5	(13)	4
Amortization of debt issuance costs	15	--	3	--
Equity earnings from affiliates	--	--	(12)	(38)
Gain on sale of other assets	(8)	--	--	--
Other (gains) charges including restructuring expenses	97	(2)	35	4
Other, net	--	--	--	(1)
Changes in assets and liabilities, net of acquisitions and divestitures:
Income taxes payable	(7)	5	14	4
Trade receivables	91	(24)	(34)	(9)
Inventories	(7)	(34)	(5)	12
Accounts payable	(31)	31	12	15
Restricted cash to fund payment of legacy liabilities	18	--	--
Environmental remediation liabilities	(18)	(1)	--	7
Other assets and liabilities	9	(1)	60	51
Cash Provided by (Used in) Continuing Operations before Reorganization Activities	156	(16)	(16)	(117)
Reorganization Activities:
Establishment of VEBA retiree trust	--	(175)	--	--
Establishment of restricted cash for environmental remediation and other legacy payments	--	(46)	--	--
Payment for allowed secured and administrative claims	--	(79)	--	--
Professional service fees	(31)	(31)	(72)	(57)
Other reorganization and emergence related payments	(1)	(17)	(8)	(8)
Cash Used in Reorganization Activities	(32)	(348)	(80)	(65)
Cash Provided by (Used in) Operations—Continuing Operations	124	(364)	(96)	(182)
Cash Provided by (Used in) Operations—Discontinued Operations	(105)	(48)	45	(2)
Cash Provided by (Used in) Operations	19	(412)	(51)	(184)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(84)	(15)	(99)	(55)
Acquisition and investment payments	(4)	--	(131)	(16)
Restricted cash	--	--	4	--
Investment proceeds and property disposals	53	--	8	5
Cash Used in Investing Activities—Continuing Operations	(35)	(15)	(218)	(66)
Cash Provided by (Used in) Investing Activities—Discontinued Operations	(37)	(14)	13	18
Cash Used in Investing Activities	(72)	(29)	(205)	(48)

FINANCING ACTIVITIES:
Net change in lines of credit	25	--	14	--
Proceeds from long-term debt obligations	--	1,600	75	--
Net change in long-term revolving credit facilities	(5)	190	(61)	--
Proceeds from stock issuance	422	250	--	--
Proceeds from short-term debt obligations	--	--	325	350
Payment of short-term debt obligations	--	(966)	(53)	--
Payment of long-term debt obligations	(437)	(366)	(4)	(51)
Payment of debt obligations subject to compromise	--	(221)	--	--
Debt issuance costs	(1)	(136)	(11)	(17)
Other, net	(2)	--	(6)	(7)
Cash Provided by Financing Activities—Continuing Operations	2	351	279	275

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(51)	(90)	23	43

CASH AND CASH EQUIVALENTS:
Beginning of year	83	173	150	107
End of year	$32	$83	$173	$150

Notes to Editor:  Saflex and CPFilms are registered trademarks of Solutia Inc. and/or its subsidiaries.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2009 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.  Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates,” “estimated,” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current beliefs, expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Non-GAAP Financial Measures

For the purpose of this press release, the company references Adjusted EBITDA, EBITDA and Adjusted EPS. Adjusted EBITDA is EBITDA (earnings before interest expense, income taxes, depreciation and amortization and reorganization items, net) and excluding gains and losses, impairment charges, cost overhang associated with the potential Nylon disposition and non-cash stock compensation expense).  EBITDA, Adjusted EBITDA and Adjusted EPS are not determined in accordance with generally accepted accounting principles in the United States (GAAP). The company believes these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of  Solutia's performance and enable investors to assess the company's performance in the way that management and lenders do. Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.

Discontinued Operations

Solutia announced on June 30, 2008, that it is exploring strategic alternatives for its Nylon business, including a possible sale. Effective with the third quarter of 2008, the company began reporting results from its Nylon segment as discontinued operations.  There is no assurance that a transaction regarding the Nylon business will be completed.

Corporate Profile

Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Wear-Dated®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,700 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis